Satisfaction and Release of Security Interest

Name of Debtor: Catuity, Inc., a Delaware corporation (“Debtor” or Catuity”).

Name of Lenders/Secured parties: Gottbetter Capital Master, Ltd., a Cayman Islands company (“Gottbetter”) and Bridgepointe Master Fund Ltd., a Cayman Islands Exempted Company (“Bridgepointe”)(each individually, a “Lender” and collectively, “Lenders”).

For purposes hereof:

“BridgePointe Debt” means a Secured Promissory Note issued by Catuity to Bridgepointe dated at of November 22, 2006 in the original principal amount of $688,888, and a new Secured Promissory Note issued by Catuity to Bridgepointe dated as of July 5, 2007, in the amount of $75,000 (the “BridgePointe $75,000 Note”).

“BridgePointe Net Settlement Amount” means $75,000, plus the interest accrued on the BridgePointe $75,000 Note through the date that funds are wired to BridgePointe, plus 38.3% of the Net Convertible Settlement amount.

Gottbetter Debt” means a Secured Promissory Note issued by Catuity to Gottbetter dated at of November 22, 2006 in the original principal amount of $1,111,112, and a new Secured Promissory Note issued by Catuity to Gottbetter dated as of July 5, 2007, in the amount of $75,000 (the “Gottbetter $75,000 Note”).

“Gottbetter Net Settlement Amount” means $75,000, plus the interest accrued on the Gottbetter $75,000 Note through the date that funds are wired to Gottbetter, plus 61.7% of the Net Convertible Settlement amount.

“Loyalty Magic Shares” means 4,216,708 fully paid ordinary shares in Loyalty Magic Pty Ltd (ABN 51 075 350 239), which constitutes all of the issued shares in the Company.

“Net Convertible Settlement Amount” means AUD $2,650,000, less reasonable attorneys fees to Arnold Bloch Leibler, Lawyers and Advisers in an amount not to exceed AUD $20,000 and less $50,000 in expenses to Catuity, less the $75,000 plus accrued interest to be paid to Gottbetter for its $75,000 Note in accordance herewith and less the $75,000 plus accrued interest to be paid to BridgePointe for its $75,000 Note in accordance herewith.

For valuable consideration, the parties agree as follows:

I. Subject to receipt of a wire transfer by BridgePointe of the BridgePointe Net Settlement Amount, BridgePointe hereby certifies that all of Catuity’s debt to BridgePointe, including but not limited to the BridgePointe Debt, has been settled, satisfied and paid in full, and the lien therein created and retained is hereby released.

II. Subject to receipt of a wire transfer by Gottbetter of the Gottbetter Net Settlement Amount, Gottbetter hereby certifies that all of Catuity’s debt to Gottbetter, including but not limited to the Gottbetter Debt has been settled, satisfied and paid in full, and the lien therein created and retained is hereby released.

III. Specifically, subject to receipt of a wire transfer by BridgePointe of the BridgePointe Net Settlement Amount and receipt of a wire transfer by Gottbetter of the Gottbetter Net Settlement Amount, Lenders, jointly and severally, release Debtor from the following specific security agreement:

Security Agreement dated on or about November 21, 2006 by and between the Debtor and the Lenders.

and release their security interest in the Collateral described in the Security Agreement and in following property of the Debtor:

All personal property of the Debtor, wherever located, whether now owned or hereafter acquired and whether now existing or hereafter coming into existence, including but not limited to the Loyalty Magic Shares (as defined below).

Lender has not assigned any claims or obligations covered by this Release to any other party.

Lenders will each sign a Release of U.C.C. Financing Statement in each U.S. state where such a statement was filed with a public agency.

Lender: Gottbetter Capital Master, Ltd.	Lender: BridgePointe Master Fund Ltd.

Signed:	Signed:

Print name:	Print name:

Title:	Title:

Date:	Date: